UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55053	46-3590850
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

137 South Robertson Boulevard, Suite 129
Beverly Hills, CA 90211
(Address of Principal Executive Offices) (Zip Code)

(877) 238-4492
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

On or about February 1, 2016, we entered into a definitive agreement with AMN Media, Inc dba/ REVShare (“RevShare”) to provide us with targeted TV advertising. As per our agreement, RevShare will be coordinating placement of our Television campaign on broadcast television stations as well as local and nationwide cable networks on our behalf. The advertising campaign is structured to promote our distributorship program in OR, TN, KY, TX, OK and Northern California which are key markets where we have a significant service center infrastructure already in place and are currently servicing those clients from company headquarters in Southern California. This is in keeping with our greater goal to build our business nationwide with a presence in every US state that has mandatory criminal offender monitoring legislation. We already have secured distributorship in the entire state of Arizona and in select counties in the state of Texas.

As per our agreement, we made an initial payment of $10,000 to AMN Media Inc to begin coordinating placement of advertising on broadcast television stations as well as local and nationwide cable networks. A strategic component of this campaign is our ability to track the success by means of measuring call activity generated by this program by means of a call tracking system to monitor resulting activity. We have the ability to cancel this agreement at anytime with 30 days notice.

We believe this campaign will generate additional distributorships to augment our existing distributor network in the states of Arizona and Texas. Our distributorship network is allowing us to penetrate markets more successfully with local judicial and/or administrative authorities relating to their criminal offender monitoring programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLOW & DRIVE INTERLOCK CORPORATION

By:	/s/ Laurence Wainer
Name:	Laurence Wainer
Title:	Chief Executive Officer and Chief Financial Officer

Date: March 1, 2016